UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 17, 2009

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about March 27, 2009.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 5, 6, 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33, 34, 35, 37, 38, 39, 40, 41, 42, 43, 44, 45, 47, 48, 50, 51, 52, 53, 54, 56, 57, 58, 59, 60 and 61 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH FEBRUARY 12, 2009

1.	Can you provide us with an update of Expeditors revenue distribution by vertical for 3Q (retail, apparel, tech/IT, auto, machinery, oil & gas and aerospace, etc.)?

Retail	33%
Hi-Tech and Consumer Electronics	31%
Manufacturing and Consumer Products	20%
Pharmaceutical and Healthcare	7%
Automotive	5%
Oil and Energy	3%
Other	1%

This is a rather interesting exercise. While this is not based on a 100% examination of all of our customers, we do follow a fairly consistent process of looking at our top 200 accounts at what we feel are representative points in time. These 200 accounts make up nearly 50% of our total revenues. While we need to make the occasional judgment call as to which category a particular customer might more accurately belong, the interesting thing about these results is how consistently the percentages of some of these categories remain over the year. Retail, for instance, has been approximately 1/3rd of what we do since the mid 1990’s…and remains so today. While there are great concerns being expressed over the retail segment in general, the retail goods continue to be a strong component of global trade, much of which originates in Asia and moves to Europe and North America. There may be some realignment among retailers, but we don’t think, in the long run, gross aggregate demand for retail goods is dependent on the number of retailers. These numbers can vary a percentage point or two here and there, but by and large; we think this is a pretty good summary of the sources of our revenue.

2.	What were legal and associated costs in the third quarter and the fourth quarter of 2008? We previously understood DOJ related legal and compliance costs should moderate the second half of 2008, did that happen? What does management expect these to be during 2009? When do you expect these costs to begin to materially diminish?

Approximately $2.6 million and $0.9 million were incurred, for the third and fourth quarters of 2008, respectively. Legal expenses in the fourth quarter were less than the previous quarters, as we noted. As of this writing, we hoped that our legal expenses would be significantly lower in 2009 than in 2008. Sadly that isn’t a terribly lofty goal. Obviously our primary goal is to bring the amount of expense related to legal services pertaining to this issue down to zero…not likely given that the DOJ and the EC investigations into allegations of anti-competitive activities among forwarders remain open as do related civil litigation issues. We don’t hold any of the cards in these matters, and accordingly, it is difficult for us to make effective judgments or comments about the estimates of 2009 legal expenses. We are in that unenviable position of one who is petting a lion. The fact that the lion hasn’t bit anybody yet does nothing to reduce the anxiety that at any moment, despite the previous pats on the head that were uneventful, you could find yourself missing an arm, a leg or, at a minimum, a few fingers.

3.	What trends in year-over-year airfreight tonnage and ocean container volume growth did you see sequentially throughout the quarter from July through September 2008? What did those trends look like in the 2008 fourth quarter January 2009?

	Airfreight Tonnage Inc. (Dec.)	Ocean Freight Container Count Inc. (Dec.)
July	2%	2%
August	(10)%	(2)%
September	(10)%	(4)%
October	(10)%	(4)%
November	(22)%	(9)%
December	(24)%	(13)%
January 2009	(32)%	(18)%

In looking at the trends during the fourth quarter of 2008, we experienced the beginnings of what was promised to be a good October. This was confirming what we had anticipated as being a rather moderate peak season for airfreight, but a peak season nonetheless. As the results of the credit crises and stock market crash started to show up in the airfreight numbers the last part of October and November, we re-evaluated our prognosis for the quarter and pulled off our seasonal pricing. Fortunately, during the last part of the quarter, a spot market in airfreight buying opportunities developed in reaction to the falling demand, and we were able to increase overall airfreight yields.

4.	Please directionally discuss your Gross Yield for the fourth quarter 2008 and your expectations for the first quarter 2009 for Air, Ocean and Customs Brokerage.

Historically, airfreight yields have tightened during the fourth quarter as compared with yields experienced during the third quarter. That said, the dynamics which played out in the airfreight markets during the fourth quarter of 2008, and which are carrying over into the first quarter of 2009, were and are anything but typical. We saw a record free-fall in fuel prices during the last five or six months of 2008. Since the middle of December, oil prices have been somewhat irregular, bouncing up and down and generally reflecting the uncertainty in the global economy. It is interesting to note, however, that oil prices in the second half of 2008 dropped nearly twice as fast as they rose during the first half of 2008. With fuel surcharges still being topical, one cannot help but compare surcharge levels with oil prices and attempt to draw some historical comparisons. Given the disarray that the rapid drop in fuel prices created in the pricing arena, in our opinion, there is an increasing inability to draw a hard and fast line between the actual fuel surcharge rates from the underlying freight rates. The Asian markets have had a certain amount of disparity in the amount of surcharges being levied for some time. One only has to look at the existing disparity in fuel surcharges from differing Asian origins to show just how indistinguishable the base rates and the surcharges have become when looking at overall freight rates being charged.

A rather erratic spot market also developed as the drop in airfreight volumes gave a final stir to an already convoluted pricing pot. Airfreight yields typically expand sequentially during a routine first quarter from levels experienced during a routine fourth quarter. In an attempt to keep pricing fresh, we are adjusting rates frequently to reflect movements in market prices costs which are both sustainable and are not short-term spot rates, as spot rates come and go when there is a vibrant spot market. January yields were up sequentially from those experienced in December, but by a small amount.

Ocean freight volumes decreased from Asia to North America, and to the U.S. in particular. The ocean markets have seen similar yield movements as those experienced by the airfreight product, however, not at as great a level. In our opinion, this is due to the ocean freight market being regulated. There also appears to be more capacity taken out of the ocean freight markets relative to the comparable amount of relative capacity taken out of the airfreight markets.

Customs, as we’ve commented before, isn’t something we think should even have a margin since it is largely fee-based and the parts of anything that technically could have a margin were historically considered to be incidental and immaterial. But, since we also have local delivery, our domestic trucking product and our warehouse and distribution product, all business that have a margin (direct revenue that has a direct cost associated with it), rolling up into the “Customs brokerage and other” revenue line item in our externally-reported financial statements, we do record a margin on these items, even though historically one could have argued they were immaterial. As these other businesses have grown, since they all have a yield and customs brokerage has only a fee (the ultimate 100% yield), a systematic diminution of margin has occurred. While it has been a very small incremental decrease measured on an annual basis, it has none the less been expected. In this case, the perceived yield shrinkage is a good thing…it means these other businesses are growing and viable and are making an increasingly larger contribution to our net revenue and operating income numbers. As for the 2009 yield outlook, we have included our thoughts in other responses.

5.	Why, if Air volumes are slowing globally year-over-year in the third and fourth quarters of 2008, did Gross Yields contract year-over-year in the third quarter and expand in the fourth quarter? Can you provide ocean and air Gross Yields net of fuel for the periods first quarter 2007 thru third quarter 2008?

The movement in gross yields is not limited solely to the movements in the underlying fuel prices. We believe there are other things that affect our pricing on the airfreight side. Certainly underlying capacity issues, fuel surcharge declines and a decline in market volumes had marked impacts on gross yields.

As to the second part of your question, we don’t have the information for gross yields net of fuel on hand, at least not in any meaningful aggregated format. It may be analyzed on a very granular, lane-specific lane basis as the need may arise, but we don’t routinely produce a specific report like this for managing our business. The reason is that we pass on the fuel price surcharges we receive, and accordingly, the movement of the yields is largely irrelevant to how we manage our business or measure our profitability.(1) Since we don’t use that information to manage our business internally…and we think our record shows that we actually understand how we should be managing this business…we would conclude that information isn’t sufficiently relevant to be meaningful for someone externally attempting to understand our business. In light of that, for us to produce and publish this information as a purely academic exercise doesn’t make a lot of sense.

(1)	Note that we said “pass on” versus “pass through.” In the past, we probably have been somewhat inconsistent ourselves in how we have used these words. Perhaps this is as good of time as any to make sure that we clarify the difference as we see it and draw a sharp distinction between the words “pass through,” which we’ve never actually been able to do at a per shipment level, versus “pass on” which means trying to the recover the costs we incur when we pay the carrier-imposed surcharges. The distinction is particularly relevant in light of how we manage fuel surcharges charged to us by the airlines. Simply absorbing these surcharges is not an option, and would be, as our CEO once put it, “financial suicide.” The term “pass through” could be suggested to mean that the actual surcharges charged to us by airlines are passed through to the customer in exactly the amount the airlines charge us. In fact, because we are consolidators, aggregating many different shipments representing a variety of commodities, all having varying freight characteristics, using many different airlines and lanes, most of whom charge drastically different surcharges, it has never been possible to “pass through” fuel surcharges at the individual shipment level penny for penny. Another reason prohibiting us from passing through the surcharge on an actual cost basis is the potential time lag between carrier notification and our customer’s acceptance of an increase. We have absorbed the surcharges for periods of time period between airline implementation and customer acceptance of our proposed increases. Typically, these costs we absorb during this period are not even “passed on,” let alone “passed through.” Accordingly, we simply attempt to recover our costs by “passing on” surcharge increases based on a weighted average blended rate, which is the actual amounts of airline surcharge costs that we expect to pay out based on the estimated tonnage we expect to allocate to various airlines on specific lanes. Our yields during the times that airlines were raising surcharges are pretty much prima facie evidence that our blended rate methodology may not have been as effective, in the aggregate, at recovering (or “passing on”) these costs as much as we would have intended. Hence “pass on” means trying to recover cost increases in an environment where a penny per penny shipment by shipment recovery is not possible.

6.	What drove the approximately $2.2M in Other Income during both the third and fourth quarters of 2008? Assuming this isn’t one-time in nature, does this represent a reasonable quarterly run rate going forward?

The Other Income number of $2.2 million in the third quarter of 2008 was primarily a net foreign exchange gain recognized during that quarter. The $2.2 million amount reported in the fourth quarter of 2008 was primarily due to an annual business tax rebate which we received as part of an economic development incentive program we qualify for in China. With respect to the third quarter 2008 foreign exchange number, we wouldn’t anticipate this number going forward and, accordingly, we don’t budget for foreign exchange gains and losses. Despite the well-publicized problems of the U.S. economy (and the U.S. economy isn’t a cult of one in the “well-publicized problems” department), the U.S. dollar, did see some strength relative to a number of previously “high-flying” currencies. We are wise enough, however, not to put on “The Great Carnac’s” turban (from the old Johnny Carson late night television show) and pretend we can predict the future movements of foreign exchange rates…and that is precisely what we’d have to do to answer the last part of your question…besides, no one around here is anxious to play the Ed McMahon part.

As for the business tax refund reported in the fourth quarter of 2008, under the terms of the program we are involved in, we are supposed to get more of those. Since these are government programs, however, and governments globally are struggling with the impacts of the credit crises and associated ripple effects, we will, prudently, recognize the refunds as we receive them. That isn’t because we’re concerned that we might not receive them. It is just that the amounts and the timing of these payments are dependent on so many variables beyond our control that they do not yield themselves to terribly long range forecasting. In keeping with our policy of “Don’t attempt to predict the unpredictable” (which is also a corollary of our final 2009 Corporate Goal “Don’t do anything Stupid!”), we’ll revert to our “It’s not real until its cash” policy.

7.	What was the impact from foreign exchange on earnings in the third and fourth quarters of 2008 and what would you expect the impact to be during the first quarter of 2009 assuming current global exchange rates remain unchanged through the remainder of the quarter?

On its face, this seems like a straight-forward question, particularly given the response to question 6. However, it is actually extremely complex. As noted above, the foreign exchange gains reported as part of other income were, in the third quarter of 2008 at least, unusually large, as net foreign exchange gains go. That said, the mathematical accounting of net foreign exchange gains and losses that rolled through our Statement of Earnings during the third and fourth quarters of 2008, for that matter, had a pretty immaterial impact on our consolidated financial statements taken as a whole. This issue is complex because it is very difficult to understand the impact currency movements have on customer buying patterns and how they impact sourcing decisions is unquantifiable until the business actually shows up. Ultimately, those indirect effects can be more meaningful than transaction gains and losses rolling through our statement of earnings. As for 2009, it is anyone’s guess given the roller-coaster ride that the global markets currently find themselves in (see our response to question 6 above).

Finally, and something we have taken great comfort in, while we really have no idea what the net foreign exchange gain or loss number will be next year, our focus on settling foreign exchange transactions quickly (through our internal and proprietary clearing house process) has historically helped us keep this number, whether it is a gain or a loss, within a “clearly immaterial” range. That has proven to be the best and most cost-effective foreign exchange management philosophy for us to adopt. We’re not currency traders and we’re not a bank. We do know our business and what we try to do is to manage the unavoidable and collateral risks of being a transaction intense global company in a manner that reduces the collateral risk to as low a degree as possible and still be cost effective. In the aggregate, our way of managing foreign exchange has served us well. Sure there have been times when we’ve felt

“the sting of the scorpion” that can sometimes come when there is a swift and unexpected currency devaluation, but we’ve also benefited from these same swift and unexpected changes in exchange rates. In many cases, done right, we end up in a position where what we lose in one market we gain in another and it’s a net sum zero game. With our internal clearing house settling transactions weekly among our branches, our exchange gains and losses over time have typically broken even, at least at a material basis.

8.	What was then FTE headcount for the third and fourth quarters of 2008?

	30-Sep-08	30-Sep-07	Diff	% Diff
North America	4,452	4,439	13	0.3%
Asia	3,600	3,315	285	8.6%
Europe and Africa	2,030	1,895	135	7.1%
Middle East	1,079	965	114	11.8%
South America	628	604	24	4.0%
Australasia	216	214	2	0.9%
Information Systems	583	548	35	6.4%
Corporate	184	171	13	7.6%

Total	12,772	12,151	621	5.1%

	31-Dec-08	31-Dec-07	Diff	% Diff
North America	4,387	4,520	(133)	-2.9%
Asia	3,520	3,364	156	4.6%
Europe and Africa	2,026	1,908	118	6.2%
Middle East	1,080	989	91	9.2%
South America	619	611	8	1.3%
Australasia	218	214	4	1.9%
Information Systems	579	546	33	6.0%
Corporate	187	169	18	10.7%

Total	12,616	12,321	295	2.4%

9.	Expeditors seemingly made some opportunistic share repurchases in the third quarter of 2008, likely as a result of the sharp pull back in the stock. Has Expeditors become more aggressive in its share repurchases or should we view this as opportunistic? How many shares of stock did Expeditors repurchase at what average price during the third quarter of 2008? If opportunistic, what valuation or share price do you consider a threshold area where you think about getting more aggressive in purchasing shares?

We did buy back some shares during the third quarter 2008 under our discretionary buy-back plan, based on what we saw at the time as a buying opportunity …it was fulfilling that last part of this buy back that we began to notice what would play out in subsequent weeks on the world finance stage as the “Credit Crises” of 2008. Based on how we usually make discretionary buy-backs, amounts that typically took two or three days to repurchase under the buy back rules were being swallowed in several hours. Having experienced a couple of transactions like this, rather than force feed the financial piranhas that were aggressively swarming all over any overture of liquidity, we decided to reel in our fishing line and sit on the banks of the river for a while….and other than continuing to keep our share-count flat, we continue to sit on the bank and study the waters still today. As for announcing a threshold, even if we had one, we’re trying to figure out how it would be in the interest of our shareholders to broadcast that number…we haven’t come up with one yet, so we’ll just leave that one alone, addressed but unanswered.

During the third quarter of 2008, we repurchased 2,103,907 shares of stock at an average price of $35.81.

During the fourth quarter of 2008, we repurchased 277,819 shares of stock at an average price of $33.33.

10.	How much stock may Expeditors buy back under its current authorization?

We have two stock buy back plans, discretionary (which means if we want to) and non-discretionary (which means we have to). What we buy back under the Non-Discretionary (have to) Plan is enough shares to use up all the money our employees pay to exercise stock options. What we buy back under the Discretionary (want to) Plan is two fold. While we are authorized to buy back shares down to the level where we have only 200,000,000 shares outstanding (that would be about 12 million shares or about $300 million at current prices), for the past several years, we have been following a policy of maintaining our outstanding share count by buying back only the amount of shares that are issued by the exercise of stock options (after using the actual proceeds received from our employees to buy back the shares required by the Non-Discretionary (have to) Plan). In addition to that, when we feel that there is a particularly strong disconnect in the stock, we have, on several occasions, repurchased large blocks (several million shares).

11.	Can you provide any cap-ex guidance for 2009?

Our approved 2009 capital budget is mas o menos $70 million. But, as we’ve commented before, Budget is Budget…and as of right now...given the current environment…we’d bet for 2009’s capital expenditures to be more menos than more mas.

12.	Please update us on your progress in developing the Aerospace and Oil/Gas verticals over the past six months? How have Boeing’s strike and Panalpina’s exit in Nigeria impacted/aided your progress in the development of those verticals?

We continue to invest in dedicated account teams and systems to develop these important verticals. We are focusing on providing services to companies who are serious about compliance and quality of service and who are looking for innovative solutions to solve today’s increasingly complex logistics challenges. Boeing’s strike hasn’t affected us at all…Boeing isn’t a customer...and never has been, despite our best efforts at having tried to get a foot in the door. We’d love to handle any part of their business, but we’re a fairly young company and Boeing is fiercely loyal to their suppliers. We’ve only been in business for 30 years and that is a much shorter time period than the incumbents at Boeing. As for Panalpina, their withdrawal from Nigeria hasn’t affected us at all either. If Panalpina won’t do business in Nigeria, why would we? Someday, provided we’re convinced that we can do it right, we might, but as for now, Nigeria is a market that we still don’t know enough about to jump into with both feet. We provide pre-paid freight services to that country (meaning the shipper at origin pays the bills) and our business stops upon goods reaching the port or airport.

13.	Which geographies or trade lanes seem to be growing the strongest (or shrinking the least) and which are shrinking the most currently?

Asia origins show the largest year-over-year volume decreases, “not surprisingly” (to quote President Obama). There is some modest strength in both the EMAIR and Latin America regions, but in selective markets. We’ve had some bright spots here and there. A couple of weeks ago, our preliminary container count out of China was higher than the same week a year prior, a first for several months.

14.	Please provide Expeditors’ volume growth relative to the corresponding year-ago period for each of airfreight in total and ocean freight in total; for the third quarter of 2008 in total, October 2008, and November 2008 (month-to-date). For China specifically, please provide Expeditors’ volume growth over the corresponding year-ago period for each of (i) airfreight import, (ii) airfreight export, (iii) ocean freight import, and (iv) ocean freight export; the third and fourth quarters of 2008.

We have provided tonnage information in our response to question 3 above. We’ve never disclosed airfreight tonnage and ocean freight container information at the regional level or by country. There are competitive ramifications to releasing that kind of information that outweigh any benefits we could think of by releasing it.

15.	Can you identify a business opportunity Expeditors has been able to take advantage of that relates specifically to the credit crunch and these “tumultuous economic times”? Aside from any impact on Expeditors’ volume growth from the weak macro economic environment, can you identify any negative effects on Expeditors’ business that relate specifically to the credit crunch?

We won’t name names, but we have been encouraged by calls and inquiries we’ve received from customers and potential customers letting us know that they were performing rigorous supplier financial viability assessments on us and on our competitors. To date, we’ve done quite well in these assessments…and quite frankly we welcome them. We think that our financial stability is a competitive advantage and we intend to use that advantage wherever possible. Having done reasoned, prudent and measured things when times were really booming, we think that we are very well positioned in this kind of an environment to expand market share. While market share increases don’t show up immediately in slow times, historically their cumulative impact has manifested itself as the economy moves into a recovery phase.

16.	Please discuss the unique customer, geographic, trade-lane, or other factors that allowed Expeditors to post double-digit revenue (gross and net) growth in the September quarter , while other global air and ocean freight forwarders posted revenue growth in the 5% to 6% range.

We’re not particularly sure how to effectively answer this question, as it requires us to explain, in part, why our third quarter results were better than those of our competitors. Not to be overly glib, but how our competitors are doing is not something that we’re particularly concerned about. We’ve always believed that our most effective measuring stick is to measure ourselves against our expectations. We’re not sure what drove their growth…as we don’t spend much time studying what they do. Our exposure to our competitors comes from our customers, feedback from people like you and the press releases that they put out that make their way to us (usually from a customer or an analyst). So in that sense, you likely know more about how they’ve done than we do.

From purely our own perspective, we thought we had a strong third quarter and a very good fourth quarter, particularly in light of the things we observed going on around us. While that is probably not the answer you’re looking for, we think it is an answer that is consistent with how our culture reacts to the current events we’re dealing with. At Expeditors, because of our culture and our compensation model, where profitability (and losses) are shared throughout the organization, we believe we have a higher percentage of people with a more direct interest in the success of our business model and in consistent, sustainable, responsible financial and operational success for of our company and our operating units than do our competitors. That makes a tremendous difference in the way we all feel about Expeditors, about our customers and their service requirements, and, maybe most importantly, about each other and about our prospects for the future. We don’t apologize for the fact that we need to make a profit, but by the same token, we understand that we can only be profitable to the extent that our customers see value in the services we provide. Despite the recent trend to assume that government is the answer to everything that ails us, we’re very comfortable with understanding that our greatest source of strength and security comes from each other. We hold the key to our future more than outside factors.

17.	We noticed that Expeditors posted a contribution margin (year-to-year change in operating profit divided by year-to-year change in revenue) of 10.3% in the third quarter; this is higher than the company’s long-run average and is the best contribution Expeditors has produced since the third quarter of 2007. Is this a result of the decline in fuel prices? Has Expeditors made structural cost savings that contributed to the improved contribution? Should we expect Expeditors to be able to repeat this type of contribution margin over the coming quarters?

This was a very good question. We had to spend some time thinking through our response, as we don’t typically do what we consider to be an efficiency analysis (operating margin) based on gross revenue. Internally, we calculate our operating efficiency by dividing operating income by net revenue. The rational is that we think our way (based upon net rather than gross revenue) is a much more stringent measure as it mitigates any “windfall” factor on the upside and very forceful in driving productivity initiatives in the face of changes in market pricing. Focusing on net revenue also provides a kind of common denominator for us because of the different types of services that we provide and it removes the elements of fuel surcharges…which to us is not truly relevant as to the degree we can just try to pass them on. (Please refer to question 5, footnote 1 above.)

But, since you’ve asked about an operating margin calculation using gross revenue, we would say that certainly when you use gross revenue to calculate this analysis, some part of that improvement you noted is related to the fall in surcharges. Given how the same analysis comes out using net revenue as opposed to gross revenue, (which would remove the impact of fuel surcharges), from our perspective, the improvements in incremental operating income over the periods that you mention, and also extending into the fourth quarter of 2008, reflects both seasonality and the efficiencies that come from our cost containment and productivity management initiatives.

18.	From Expeditors perspective, has the elimination of liner conferences led to any change in pricing dynamics?

The dynamics of pricing remain pretty much the same, albeit they happen a little more quickly than before, but all in all, we haven’t really noticed a tremendous change.

19.	How would you characterize the development of the supply situation for airfreight and ocean freight?

We’re not actually sure what this question is asking. If this is a question about capacity, then we would note that there is excess capacity in both the ocean and the airfreight markets, albeit in differing amounts. How the excess capacity is being handled also differs depending on whether we’re talking about air or ocean carriers. Both the ocean and air carriers are managing the excess capacity pretty effectively. From a practical standpoint, there probably isn’t as much capacity as people are anecdotally speculating about. That said, there have been a tremendous number of ships moored and shut down in anticipation of being “off-line” for a long time. Many of the carriers have leases coming due and are planning on taking on new ships that they will own outright as opposed to lease. Those ocean carriers who have followed this strategy have made this change anticipating that owning ships will be more profitable than leasing. Whether that is true or not, only time will tell. There are also a lot of planes, particularly old, fuel-inefficient planes, being parked in the desert. Much of these older fuel-inefficient planes, were parked when fuel prices skyrocketed during the first part of 2008. As of late, the air carriers are even beginning to park some of their most fuel-efficient aircraft as well, some with the expressed intention of not bringing them back into the rotation anytime during 2009. The parking of planes, dropping tonnage in airfreight markets and production delays of new, more fuel efficient aircraft, have actually provided the airlines with a convenient way to manage capacity even when the added dynamics of falling tonnage presented itself in the last half of 2008.

20.	Could you compare the yield benefit (excluding fuel) from falling freight rates on the Asia to U.S. trade lane verses the Asia to Europe trade lane? Could you comment on how the net revenue per kilo trended throughout the third and fourth quarters for airfreight? Could you also comment on how the net revenue per transaction trended through the quarter for ocean freight?

Because of the reductions in freight tonnage during the fourth quarter of 2008, and most specifically in the last part of the fourth quarter, air carriers began to drop base rates to attract more business. During that same period, the rapid drop in oil prices resulted in lower fuel surcharges. The convergence of these two factors caused a rather unique environment to develop during the last part of the fourth quarter where there were more opportunities for spot pricing with airlines than there had been over the last several years. While this didn’t change the surcharges per se, it did provide some targeted base price buying opportunities that, while dynamic in nature, were also somewhat recurrent depending on the market circumstances that were present in a particular week, day or month. In this complicated pricing environment, where both surcharges and, later in the fourth quarter, base rates were being adjusted downward, the pricing mechanisms in place for adjusting customer rates, which could not be adjusted downward for irregular spot pricing, resulted in higher yields during the last part of the fourth quarter of 2008. Our yields also benefited from two market factors during the fourth quarter of 2008 that were different from those experienced during the fourth quarter of 2007; 1) a superior freight mix in 2008 than was influenced in part by the second factor; 2) the absence in of very low-margin cargo in the fourth quarter of 2008 which had been a drag on overall profitability during the fourth quarter of 2007. These yield increases, however, were remarkably close, in the aggregate, to the amounts by which yields were depressed during the first half of the year...and for the year 2007. During that time, fuel surcharges and pricing increases occurred more quickly than they could be absorbed by our customers. Accordingly, we were forced to absorb these increases during the time between airline announcement and customer agreement.

Net airfreight revenue per kilo for the third quarter 2008, as discussed in our third quarter 2008 10-Q, was up 11%. Net airfreight revenue per kilo for the fourth quarter 2008 was up over 30%, largely due to a very favorable spot market. Net revenue per kilo for the year 2008 was up 12% as compared with the year 2007.

Ocean freight net revenue per TEU was up 15% in the third quarter of 2008 and 18% during the fourth quarter of 2008. Net revenue per TEU was up 11% for the year 2008 over 2007.

21.	What would you describe as your structural advantages that your business has over your competitors?

Once again, we’ll defer the comparisons to competitors…not because we are offering a quarter to any of our competitors…but because we’re more concerned about what we need to provide to our customers than we are concerned about an analysis of competitive advantages relative to competitors’ positioning.

Things that we have that we think enable us to offer up competitive solutions that work for our customers are: a common system stretching across six continents; our compensation system; and our commitment to training and to creating an environment of unlimited opportunity for our employees. These things create a culture where everyone who works at Expeditors has both a vision of the path forward and a support team that keeps them focused on that objective. That kind of harnessed and focused energy creates the drive and commitment for excellence in providing the kind of customer service that grows market share in good and in slow times.

22.	How would you describe your organization’s degree of integration (functional, process & technological) with your customer? Can you provide any examples to elaborate?

Our degree of integration with the customer is entirely dependent on the customer’s needs. Some customers require a very high degree of technological integration provided by very complex EDI (Electronic Data Interchange) applications. Others require very precise process integration, that isn’t as dependent upon technological integration as it is dependent on communication and monitoring capabilities reinforced by customer specific SOP’s (Standard Operating Procedures). The SOP may or may not be technologically focused, depending on the customer’s needs.

In this day and age, technology, in some form, is a critical part of any customer alignment and functional integration. Since technology emerged as a key differentiator in the late 1980’s, we have pursued a philosophy of working with our customers to provide tailored IS solutions.

23.	Can you share any examples where customers have logistics contracts with you purely based on your brand strength & reputation?

We believe, based on direct feedback, that there are many customers who use our services to one degree or another because of our reputation for financial stability, willingness to adapt systems and the reach of our global network. The financial stability factor is another reason that we have been told by both existing and potential customers that they desire to expand their business with us.

24.	Please discuss any major industry awards/accolades you have achieved over the past 5 years. These would exclude industry certification & standards awards/accreditations.

The most significant and meaningful awards that we receive come from our customers…and that would be in the form of more business opportunities. We also receive supplier recognition awards from time to time…and we value those greatly…having them on display in our corporate office. Aside from customer and supplier recognition, we’re not as concerned about what industry recognition we may receive. While we appreciate them when they occur, we certainly do not spend time or devote resources to chase them…that would deflect us away from the greater needs our customers.

25.	Do you have a track-and-trace solution? If so, how well is it integrated with the customer?

No one in our business today could exist without a robust track-and-trace solution, so, yes, we have one, and we’re told it’s a very good one. Our solution is called exp.o and it is available on-line to our customers. It is configurable to our customers’ unique needs. They determine to what degree exp.o is integrated into their monitoring processes. For many customers, this is the only real support they require from us. For others, much more specially-tailored EDI solutions are required. For these solutions, we devote a considerable amount of time and resources meeting these customer’s needs.

26.	Can you provide any guidance on your IT capex per year? (As a percentage of total capex?)

That depends on the year obviously, as some years we spend more than others. In 2008 we spent about $20 million of total non-real estate capital expenditures of approximately $35 million—or about 57%. Total capital expenditures, including real estate were just over $60 million.

27.	Are you able to share any operational reliability KPI’s that you have, and how have you performed against your targets? Examples include inventory accuracy, order-to-dispatch on-time reliability, etc.

There are two types of relevant KPI’s that we focus on at Expeditors. The first are those benchmarks that we use to gauge progress and productivity for internal process improvement purposes. These KPI’s are core to the delivery of our services. The second are the KPI’s that our customers require us to perform according to their direction. The kinds of things that are important to us for our internal KPI measurements concern productivity per activity, cost and revenue per activity, etc. Very basic, but very fundamental. We don’t publish our internal KPI’s externally for two reasons: the first is obvious, because we consider them to be proprietary, and the second, because they are ever changing. We continue to raise our level of performance expectations as we make and achieve our goals.

The KPI’s for our customers are their KPI’s, and we wouldn’t publish those either…for the same reason we wouldn’t publish ours. We do report on these KPI’s quarterly to our customers, or more often as they require.

28.	Can you share examples of how your customer pricing model is developed? E.g. activity-based-costing, modular cost-to-serve, etc.?

We don’t have “customer pricing models” in the sense that we think you’re asking this question…and the pricing methodologies that we do employ are neither rigid nor formula driven. Pricing is much more fluid and directed based on specific customer needs and circumstances in the market (i.e. carrier pricing strategies).

29.	Does your organization have subject matter teams or experts that you can deploy to your customers organizations (on a temp/contract/etc. basis) to help define and solve their supply chain needs? Are you able to provide examples?

We do. We deploy these experts very strategically to assist customers in analyzing and meeting specific supply chain challenges. Some typical examples are: alternative network configurations; optimizing supply alternatives; reviewing sourcing locations for optimal effectiveness; and monitoring customers’ purchase orders from factory location to delivery at the ports.

30.	Are you a 4PL organization? Or do you have a 4PL division?

When asked this question, our CEO is fond of replying that we are actually a 5PL because that is as least one better than a 4PL. He is only being half facetious. In the general sense of this word, we do have 4PL capability…among the many capabilities that we have. The various monikers being thrown around in the industry today to describe specific capabilities, when it gets down to what exactly is included in a 4PL offering, are often not very consistent among customers, competitors and service providers. That said, 4PL capability, as some customers define it, would limit someone like us from both managing the business and participating in that business as a preferred provider (the 3PL part). We try to avoid those kinds of situations, opting for a model where transparency and customer involvement resolve any potential conflict issues. We actually maintain that a model such as this allows us to assist our customers to an even greater degree than does a segregated 4PL model. Addressing your follow-on second question, we do not have a 4PL division, per se, but where we do 4PL work, so far we have been able to accommodate it as a product just like our other product service offerings. We also offer to our customers some proprietary 4PL tools that reside in a separate division and are delivered under a separate brand, Tradeflow. Tradeflow solutions are also available to Expeditors’ operating offices if they, like our customers, want to pay for them.

31.	Are there any specific natural/asset/regulatory restraints that support your company, but deter your competitors from entering your market? Examples of restraints include highly capital intensive &/or regulatory blocked infrastructure (e.g. rail tracks), regressive regulatory regime allowing monopoly/duopoly markets, etc.

There are significant barriers in entry to this business, and the uninitiated might tend to under estimate just how significant these barriers are. Systems (particularly common systems that work) that are globally deployed are one of those areas we think are drastically underestimated and are a tremendous barrier to entry in today’s markets. Regulatory constraints also exist, since this is such a highly regulated business (customs, cargo security, ocean freight moving to and from the United States, multiple licensing requirements, and complex reporting requirements) that having the necessary infrastructure is definitely a barrier to entry.

32.	There has been a lot of industry coverage about the tightening in trade financing, with an inability to secure letters of credit cited as severely restricting maritime trade out of the Asia region. Is Expeditors seeing a negative impact in its ocean forwarding business as a result? Is there an opportunity for the company to use the strength of its balance sheet to capitalize on the current credit crunch to facilitate customer transactions and take share longer-term?

Customers unable to get credit in order to place orders are, of course, a concern. It would be our impression, however, that at a very general and very macro level, there is more concern about overall global consumer demand (or lack thereof) than there is deep consternation over there not being enough money around for our customers to finance their purchases. Certainly there are challenges, but most of our customers seem to be dealing with the ability to purchase…they are being more cautious about speculating whether they’ll be able to sell what they buy, but the lack of credit seems secondary to the lack of consumer confidence.

As to the second part of your question, we do understand what we are…and as a global logistics company providing a broad-range of supply chain services, what we are does not include being a bank. As we’ve said many times before, in a non-asset based model where we don’t buy planes, trains and automobiles, it doesn’t make a lot of sense to us to buy the customer’s freight in order to move it just to earn a freight profit and, if we’re lucky, a financing fee. Even in the good times, there was not adequate capital available for us to “front” the commercial purchase value of all the freight we move for our customers. Customers who would be reliant on their logistics providers for financing might not have that same need for the long-term, and there isn’t a lot of assurance that even if we tried to dabble in this for the next couple of years, that we’d be able to retain any of the market share we picked up solely by “banking” the customer. If a bank won’t bank someone, that’s a pretty good sign that we might not want to either.

33.	Have you observed any changes in the shipment of air cargo since the U.S. government’s October deadline to implement 100% scanning of narrow-body aircraft? Is this a domestic issue or are their implications for your international business?

The “scanning” you referenced, “100% scanning of narrow-body aircraft”, is only a part of a bigger screening law that is in effect. We have not observed any noticeable changes in the shipment of air cargo since the U.S. Government’s October deadline to implement 100% scanning of narrow-body aircraft.

However, to your question about whether there are international implications, again, this narrow body aircraft screening is only a part of the TSA’s efforts to achieve the 100% screening mandate detailed in the Implementing Recommendations of the 9/11 Commission Act of 2007, 29 U.S. C. 44901 (2007) (the “9/11 Act”). This legislation mandates 100%

screening by August 2010 and requires the TSA to establish a system to “screen” 100% of cargo transported on passenger aircraft taking off in the United States, to provide a level of security commensurate with that of passenger baggage, and to meet inspection benchmarks as they are been defined by Congress. These benchmarks are:

•	100% scanning of narrow-bodied aircraft (that benchmark occurred October 1, 2008);

•	50% of cargo must be screened not later than 18 months after date of enactment (that benchmark date occurred February 3, 2009); and

•	100% of cargo must be screened not later than 3 years after date of enactment (that benchmark date is August 2010)

As you will note, the 50% benchmark date has just passed. Expeditors has been an active participant in preparing for this deadline to ensure that our customers’ cargo would move without interruption, and at minimal increased cost. We are screening to the benchmark requirement in our gateway stations, as well as several other key locations, and will continue to integrate our other branches in order to achieve the 100% screening benchmark date set for August 2010.

To date Expeditors, as a “Certified Cargo Screening Facility”, has not experienced any interruptions or impact associated with this legislation, other than increased cost. We can not speak for the industry as a whole, or for others who may not have become “certified” to screen for their customers.

34.	Should we expect Expeditors to participate in the Certified Cargo Screening Program, and should we think of screening as another pass-through cost similar to fuel surcharges, or a potential profit center given services provided to the shipping customer?

Yes, Expeditors is an active participant in the Certified Cargo Screening Program (CCSP). This is a very new activity for us and we are still trying to fully understand that costs we are absorbing. That may sound like kind of a strange thing to say, but it really isn’t such a strange idea when framed in a question like “How much does it cost to do something that has never been done before?”

Finally, to completely answer your question, the CCSP is not a profit center right now. We are not charging any of our customers a fee for this screening, so these costs are not currently being passed on. As soon as we fully understand the processes and all their associated incremental costs, we will be able to have a more well-informed conversation with our customers. Increased security costs all of us in some way, and because of that, it is something that we have to educate our customers and our employees about constantly.

35.	Longer term, do you expect shippers, forwarders, or airlines to handle the bulk of screening? Is this an opportunity for Expeditors to take share if smaller forwarders are unable to comply due to cost?

“Longer term” can be a long time. We think that the carriers will always have to maintain screening capability. Forwarders will continue to be deeply involved, and in fact, it seems to us that the forwarder role will expand. As for shippers, while it is possible for shippers to do their own screening, there are a lot of associated issues that forwarders and airlines don’t have to deal with…at least not to the same degree. When a shipper does their own screening, they have to also maintain a secure “chain of custody” over their freight from factory door to our facility or to the airlines’ facility. Having an outside party (such as ourselves) handle the screening and security from door to door alleviates the “chain of custody” issues for them, as when we do it, it is a much more natural function for us to integrate the security requirements into what we already do, than it is for shippers to create and monitor a procedure for something that in many cases they do not do.

36.	Since when are CEO and CFO and their particular antecessors in office? (How many years are CEO and CFO as well as the parent CEO+CFO in their position and when did they change?)

Our CEO, Peter Rose, is a founder and has worked for Expeditors since July 1981, and has been the CEO since 1987. Our current COO, Jordan Gates, started with the Company in February of 1991 and was our CFO from September 1994 through September 2008. Our current CFO, Brad Powell, started with the Company in October of 2008.

37.	How much revenue (approximately) did the company takeover from the fiscal year 1995 until today and are there bigger positions of acquired sales in the past?

We’re not sure we understand what this question is asking, but we’ll try to answer it as if we did. We think you want to know how much revenue we had in 1995. The answer to that question is just less than $584.7 million. We don’t know what “acquired sales” are, but if you’re asking us if we “bought” any of those revenues by buying other companies, the answer to that is no. The only companies we acquired were agents with whom we had a long history of doing business through their representation of our interests in specified geographic areas. In 2008, our revenues were just over $5.6 billion, so we’re roughly 10 times bigger than we were fourteen years ago. We give up though, what’s so significant about 1995?

38.	Expeditors had nearly $750 million in cash on the balance sheet at the end of second quarter 2008. What are your plans for uses of cash in 2009?

We are fond of the old saying “Cash is King” and as our CEO likes to remind people…having some cash saved up for a rainy day is a smart move…and being in Seattle, we have a lot of rainy days to reflect upon just what a smart move it is. As for now, our plans for our cash are the same that they’ve always been: first, look for opportunities to invest in our business; second, pay a dividend; and last buy back stock as options are exercised and where market changes in the stock price present buying opportunities that look favorable given long-term trends. So, for the time being, in this market and the current conditions, we have no radical “other” uses for our cash. It’s nice to have it. A lot of other people who overleveraged themselves too much during the past periods of prosperity are a little concerned at this stage and wish that they had been a little more conservative with their cash and kept some.

39.	Fourth quarter 2008 was the first quarter in several quarters during which Expeditors did not open any new offices — be they full service or satellite locations. Why were no office openings this quarter? Do you expect to open new offices during first quarter 2009 and/or the remainder of the year considering the economic environment? Are there lucrative new office locations or satellite offices that can be purchased at a discount, given the difficult financing environment that weaker hands face?

There were no offices opened in the fourth quarter of 2008 because there weren’t any. Not because there were any perceived problems of any sort, there just weren’t any offices scheduled to open.

Yes, in fact we have already opened a couple of offices in 2009…and we will close an office as well…in Mauritius. Closing Mauritius isn’t something that is a result of the slow economic times. In retrospect, we should have closed Mauritius down as soon as the U.S. government abandoned the quota system for imports from various other countries. Mauritius had developed a great retail factory presence that was largely dependent on taking cloth and even cut fabric from other locations (like China), doing enough work in Mauritius for the goods to be qualified to be labeled “Made in Mauritius” for U.S. Customs origin determination purposes. We’ve spent several years trying to adapt to the local market “sans” the opportunities available to us in the quota days and determined that we just couldn’t make Mauritius work like an Expeditors office should work. We were fortunate to have good management in our Africa region that negotiated an agreement with a local company to represent our interests in Mauritius and also take our employees on…so we didn’t have people losing their livelihood and things appear to have turned out to be a “win/win” for us there.

40.	In your fourth quarter 2008 earnings release, you mentioned that new products (like Sea-Air) and new market vertical opportunities helped drive market share gains. Will you please elaborate with a few key examples?

Sea-air is a combined service whereby the first leg of a routing goes via ship, even though the shipment has been treated as an air shipment and moved on a House Airway Bill for Contract of Carriage purposes. When the vessel reaches the interim gateway port, the container is off-loaded and the goods in transit are restuffed into or onto an airline ULD’s (Unit Load Device) depending on space requirements. A ULD is a physical device available from the airlines which forwarders use to build consolidations that take advantage of weight volume rates and in some instances, cargo is tendered loose in some instances. The goods are then moved by airfreight to their final destination. This is a very popular service offering, as it provides a lower cost service that, when working well, is just slightly slower, a couple of days maybe, than a good deferred airfreight service at a much smaller amount than the airfreight cost.

We have made very strong progress into the pharmaceutical/healthcare and oil/energy verticals. We are also gaining solid footholds in the aviation and defense verticals.

41.	In the fourth quarter 2008 earnings release you said “We increased productivity through on-going process improvement initiatives; we reduced our exposure where we struggled to make money.” Can you give some examples of both?

Sure, we have ongoing process improvement initiatives designed to drive costs out of our service delivery processes and create efficiencies for us and our customers. In many ways, it is kind of our own scaled down version of the famous LEAN system invented and implemented by Toyota. We like to think of it as six Sigma without all the bovine residue that can creep in and get spread around when you indiscriminately adopt someone else’s system and try to fabricate martial art distinctions for non-martial art applications. Our initiatives are created, measured, monitored and modified where needs be, by our own people focusing on our own needs in our own way. We do this by borrowing from proven concepts that we understand, adapting them in a way that they can be effective to our own unique circumstances. We also cultivate this effort at the “grass roots” level throughout the Company. We don’t have squads of designated teenage mutant ninja turtle six sigma experts rolling in and out of offices conducting group gropes for relevancy. Instead we have people in each of our branches, right down to our most basic functions, who understand the needs of their branch being schooled in techniques that allow them to work on improving processes. We feel, and it is consistent with Expeditors culture, that as an organization, we’re a lot further ahead having every person take one step forward…and understanding what that step means, than having a group of elite specialists pushing a few people taking multiple steps into areas they don’t understand, while taking “productivity ground” they don’t know how to hold once the “specialists” leave. Our field organization continues to create process improvement benchmarks to challenge our branches, in the spirit of competition, to improve our efficiency. This works well for us, and we’re sticking it to it.

42.	You are armed with a lot of cash and everything seems to be on sale these days. Are there any long term opportunities that you can take advantage of in this environment? For instance is there an increased effort to purchase any office buildings, land, or warehouses in key markets if the price is right?

As we noted in our response to question 38, at this time, “Cash is King”. We have three priorities with our cash: (1) we find responsible ways to invest it in our business, and we will continue to do that. If lower costs of capital and lower asset values present buying opportunities in key markets where we can hold facilities for a long time, we could potentially do something like that, again, only when it make sense and only where it fits the operational and financial criteria for a company owned building; (2) we pay a dividend that we have a history of increasing each year based on the increase in profits; and (3) we buy back stock.

Having a lot of cash, however, doesn’t mean that we can do foolish things…whatever we do…our objective is to maximize operating efficiency in order to maximize operating income without compromising customer service. The interesting thing we have noted is that productivity improvements benefit our customers as well.

43.	Would you please provide a little more color on freight volume trends and the pricing environment for both air and ocean freight during the fourth quarter? Were there any particular end-markets that showed areas of strength/weakness during the quarter?

We’ve covered this somewhat in our responses to questions 4 and 5. During the last part of the fourth quarter, we had a situation where we had both falling airfreight tonnage and ocean container counts, but had expanding yields as we focused on buying as efficiently as we could, and taking advantage of spot market opportunities as they presented themselves. The emergence of an airfreight spot market resulted in our being able to back off our usual seasonal pricing to customers. However, the spot market buying opportunities, in the latter part of the quarter, continued to provide yield improvements on a year over year comparison basis. The one benefit of a dropping market, however, is if you can provide volume to carriers, they will reward the consistency. The Asian markets perhaps showed the greatest declines…but in looking at the volume growths over the past couple of years, we had a pretty strong 2007 to compare with, so we’re not disappointed at all with how we executed during the 2008 fourth quarter given general market conditions.

44.	How would you characterize the relationship between demand and supply currently for both air and ocean freight? What were the pricing dynamics in the fourth quarter? How did that benefit air and ocean gross profit margins during the quarter?

We would say that there is less equilibrium from an idle capacity standpoint than we would have noticed in the first half of 2008. As our financial statements show, the existence of spot markets on the buy side provided opportunities to drop customer pricing and at the same time expand our margins somewhat, by being selective in how and from where we purchased freight space.

45.	What are you hearing from the air and ocean carriers regarding capacity reductions in 2009?

From what we hear keeping our proverbial ear to the ground, there will be some continued capacity reductions, but in a very controlled manner as ocean and air carriers deal with the new ships coming on-line and the delays in aircraft deliveries. It isn’t to the carriers’ advantage to allow capacity to get too far ahead of demand for freight. As things pick up seasonally, historically, capacity tightens.

46.	Please provide some color on fourth quarter net revenue growth and operating profit margin dynamics on each of your three key regions (Far East, U.S., and Europe)?

We always try to point out when answering these comparative regional operating questions about how symbiotic we really are, how no region can stand alone and while we comply with the SEC’s requirements for segment reporting, it is also important to understand our internal accounting when looking at any one regional segment in isolation. That said, Asia had good net revenue growth, nearly 17% with nearly 21% growth in operating income over the fourth quarter 2007. This was a combination of better buying opportunities, more favorable freight mix and less intra-office profit share expense being paid to destination offices as a result of declining freight rates. Yield expansion also resulted from spot market buying opportunities that developed in the latter half of the 2008 fourth quarter. The U.S. net revenues were down approximately 3% as inbound profit-share amounts declined based on the decline in airfreight rates upon which inter-office profit splits are calculated. Europe was pretty much flat from a net revenue standpoint, largely due to currency translation issues, while operating income was also flat. We’ve also addressed this in question 56.

47.	Could you please describe what opportunities Expeditors’ is seeing across the various freight lanes (e.g., intra-Asia, Asia-Europe, Asia-U.S.)?

Intra-Asia has actually been fairly strong as has Asia to LATAM. Asia-Europe and Asia-U.S. are both down tonnage from both an airfreight and ocean freight TEU standpoint, but yields remain strong as well. There have been some bright spots here and there but we’re really waiting a little longer, at least through the first quarter, before we attempt to take a meaningful “pulse” as to the strength of the market in general. We remain confident that there are opportunities out there; we just have to work harder to find them and convert them.

48.	Are you beginning to see any natural attrition of your sales force due to the economic conditions and slower pace of operating profit growth?

And they would go where? We’re not like Wall Street; no one here has a “Bear Market” profession to fall back on until the market turns around. Our people are selling harder. We ask a lot out of our sales force…and it probably wouldn’t surprise you to hear us say that we think they are collectively the most effective, most business-savvy, most customer-focused sales group in our industry. Why do we say that? We are very committed to doing business in a very specific way concerning terms and conditions of trade, payment terms and unitary profitability over the long-term. We believe that there is a price that comes from great customer service and system advantages. Our sales people “sell” Expeditors’ way of doing business as well as Expeditors’ capabilities. They sell those services and capabilities that we feel set us apart, they aren’t mere “order takers,” they are logistics professionals…and after they’ve successfully closed the business, they remain actively involved with the account manager and operations staff to monitor customer service and field queries.

49.	You never posted a Q&A 8k filing for third quarter 2008. Do you plan on posting that in the near future?

We’ve incorporated those answers into this 8-K.

50.	If you indeed “cut back on discretionary overhead expenses, like travel and entertainment” then why did SG&A increase ~5% while revenues declined 10%?

Because, as we’ve noted time and time again in this forum and in our SEC filings, we focus on net revenue growth as opposed to gross revenue. At the end of the day, net revenue is what we have to generate to cover our overhead expenses. If you have been reading the 8-K’s and our other SEC filings, you would have understood this and that would have lead you to understand the significance of SG&A only being up 5% when net revenue was up 6%...we can do just fine on that kind of a “Δ” (delta—which in algebraic terms means change) between SG&A expense growth and net revenue growth.

51.	Given the overcapacity in ocean freight, were you able to take advantage of low prices? Please elaborate.

There is not as much overcapacity as one might intuitively think. Carriers, particularly ocean carriers, have been reducing capacity and while there are more spot market buying opportunities that always emerge in a slower market, they are not “regular” spot markets and the carriers are being very careful not to panic and create a price war situation.

52.	You mentioned you are focused on new customers. How has your customer mix changed since people more frequently started using the R-word (last ~12-18months)?

No, not measurably…see the response to question 1 above. Those mixes have been amazingly consistent over time, albeit we are doing more in ocean.

53.	Do your marine insurance products cover piracy?

Generally yes, if a customer secures insurance through one of the insurance programs managed by Expeditors, coverage for piracy is included.

54.	Can you elaborate how you managed to have the “best trained employees?” How rigorous is their training? Are they given performance enhancing-drugs?

We require 52 hours of training annually for each employee. We track that training, we determine and develop the curriculum, we monitor and give feedback and we perpetuate a culture of continuing improvement. Employees who aren’t trained can’t keep up with the requirements of the company, of our customers and of their peers. And NO, they aren’t given performance enhancing drugs…they don’t actually need them...this is about employee training, not a baseball homerun contest.

55.	Given Expeditors excellent operating results during this difficult period, and despite the fact that Pete Rose played hockey, do we have to worry about Pete Rose’s name being on any list of people that tested positive for performance-enhancing drugs?

No, obviously not, but we’re pretty sure that if you and Peter ever had the opportunity to face off against each other out on the ice it would be more interesting to watch what happens with the hockey stick than what happens with the puck. We would also observe that from what appears to be your Freudian fixation on the topic of “performance-enhancing drugs”, our read is that you might well be the kind of person who would have more than a little anxiety if your boss were to approach you with a cup and point you to the nearest bathroom.

56.	Has the air or ocean yield expansion been greater in January/February than it was in the fourth quarter? Did either of these trends differ materially on the Asia-to-US lane versus the Asia-to-Europe lane?

We’re not quite sure about February yet, but January yields were slightly higher than those experienced in the fourth quarter of 2008. Asia-to-U.S. lanes appear to be much stronger right now than do the Asia-to-Europe lanes and LATAM from Asia trade continues to show good growth.

57.	Are the capacity reductions among the air and ocean carriers noticeable yet on any of the lanes? Which trade lanes is the supply/demand most in balance?

Yes, they are evident. Intra-Asia lanes seem to be fairly strong right now and selected lanes out of India, the Middle East and Latin America are also strong.

58.	Were the plant shut downs surrounding the Chinese New Year any longer than normal (i.e., did the plants shut down before or start up later than is usual)? Any indications from your customers that factory activity will be picking back up in late February as would typically be expected following a late-January Chinese New Year?

Chinese New Year came somewhat early this year and because of the way the weekend fell…actually lasted a little longer…to the point that we essentially had a 3 week January. We typically wait until we have two full months of activity in January and February before making any kind of a real assessment as to how Chinese New Year impacted things.

59.	What drove the year-over-year contraction in the North America region operating income? Were there any unusual items that pressured the operating income growth in North America? Similarly, what drove Far East operating income growth and were there any unusual items that aided Far East operating income growth?

Inter-office airfreight commissions are reflected as a component of each area’s net revenue. The inter-office commission is shown as income to the destination offices, and as an expense to the origin offices, but reflected in net revenue all the same, as recorded under their respective area titles (i.e. United States, Other North America, Asia, etc.) in our business segment information that is filed in our 10-Q’s and 10-K’s. These inter-office amounts are backed out in the “Eliminations” column so as to not be included in the consolidated numbers. Airfreight calculates this commission on what we call “airport to airport” that includes gross revenue. A flat percentage, usually 5% of this “airport to airport” gross revenue amount, is accrued as a cost at origin and booked as revenue at destination when the origin destination services are performed. Because fuel surcharges are considered part of the overall “airport to airport” gross revenue rates, which 5% commission is calculated on gross airfreight rates INCLUDING fuel surcharges. As the fuel surcharges came down, there was less relative expense being recorded at origin and less commission revenue being accrued at destination on a unitary basis. Since Asia is still very heavily outbound oriented and North America is very inbound oriented, as surcharges dropped, there was less expense being accrued in Asia (which increased net revenue) and less revenue being accrued in the United States and other North American countries, basically Canada and Mexico, (which decreased net revenue).

60.	I just finished reading Warren Buffet’s 2008 letter to the Berkshire Hathaway shareholders. In that letter he attacked the shortcomings of the Black-Scholes model as an appropriate proxy for pricing long-term equity put options Having been a major voice urging that the accounting rules be changed to require a mathematically derived value for employee stock options it struck me that Mr. Buffet only complains when his ox is being gored. I was also reminded of something I believe was written in one of your 8-K’s where you took issue with the Black-Scholes model in general and its application to expensing stock options expense in particular. All of this is long way of getting to my question. At current stock market valuations, Expeditors must be recording compensation expense for the value of out of the money employee stock options. I would like to know how much of the value of employee stock option expense Expeditors recorded during 2008 related to options where the strike price (or grant price if you will) on the options is above the current trading value of Expeditors’ stock as of the end of the year (2008)? Any other insights you want to share might also be interesting.

There are several responses in the past where we have pointed out the shortcomings of expensing stock options and also highlighted flaws we see in the machinations one has to go through to get there. Possibly the response you remember was the one where we referred to the Black-Scholes model in its appropriate (our opinion) double-entendre barnyard vernacular abbreviation “BS” model. We seem to at last have some common ground with Mr. Buffet on this topic.

Last year, 2008, Expeditors recorded $44.9 million in compensation expense for the value of outstanding and unvested employee stock options. Of that amount, $24.9 million (or about 55%) related to stock options which were granted but for which the grant price was more than the current stock price. For the fourth quarter of 2008, we recorded $10.8 million in total stock option related compensation expense, of which $6.6 million was for options that were “under water”…that was just over 61%. There are still 7 years to go before these options expire. All options granted before May 2006 are still in the money but this may be unique to Expeditors, since the market in general is trading at 10 to 12 year lows. To answer your original question, many companies are likely amortizing stock options which will expire having no value…after all that expense. We have no desire to be one of these companies.

Back in the days when Mr. Buffet was leading the charge for the expensing of stock options he wrote such things as “…it is both silly and cynical to say that an important item of cost should not be recognized simply because it can’t be quantified with pinpoint precision. Right now accounting abounds with imprecision” and “Does this mean that these important items of cost should be ignored simply because they can’t be quantified with absolute accuracy? Of course not. Rather these costs should be estimated by honest and experienced people and then recorded.” He sounds a different note when the shoe is on the other foot.

Mr. Buffet’s main axe to grind with stock options came from a distaste at having his position as a stockholder being diluted by grants of options to employees in the days when the stock market was seemingly going up and up, almost effortlessly. Mr. Buffet felt that employees were being overly rewarded and sought to have this reward recorded not on the books of the shareholders but of the companies. He was more than willing to accept the BS model together with its flaws in furtherance of his aims.

Granted there were more than a few egregious option granting practices going on, but not by everyone, and not to the point where everyone who owns an option should be ashamed of what they received. Perhaps our shareholders did not understand what they were doing as they voted for our option grants, but we prefer to think that they made very shrewd investments in the future prosperity of their investment. We also believe that that is why our shareholders continue to support and ratify our annual employee option plans. In any event, this battle is over and perhaps we should all just move on. The alternative is certainly unbecoming – that much is clear.

61.	Associated Press picked up a XXX analyst’s downgrade of Expeditors back in mid December. Management was faulted by the analyst “for striking” a “business- as- usual” tone and “failing to lower expectations” ‘in the face of an obvious economic meltdown.’” Did you see this report and will you comment on his comments? We assume the “business-as-usual” comments refer to management’s decision to ban the “R” word. Does management feel that they should acknowledge that we are in tough economic times by allowing people to say the “R” word?

Yes, someone did call our attention to the report you reference. Since we never actually saw the analyst’s report, we want to make sure that everyone understands that our comments are directed at the AP report of what the analyst said and not what the analyst may have actually written. We don’t recall too much fact finding interaction with this analyst and believe that it would be a cheap shot to say that given recent publicity regarding XXX we are reminded of the story about rocks and glass houses. We have been in a dust up with a big brokerage house before and, although that firm is no longer functional, we probably took as many shots as we delivered. Therefore, let us repeat that we have no problem with analyst’s opinions even when they are just plain wrong. Once anyone forms an opinion and publishes it, what are we supposed to do? We don’t give guidance unless almost everybody (the consensus) is really off the mark. Every analyst who really follows us knows this. When we saw this AP report, our internal operating results were broadly tracking with consensus expectations. We are not going to react to a lone voice and tell everyone we were tracking consensus. One person cannot declare “an obvious economic meltdown” and get a comment one way or the other from us. That incorrect opinion is just averaged into the developing consensus estimate. We appropriately said nothing, and still stick by that being the best course of action.

As for banning the “R” word, our rebuttal to that is simple. So much of what is going on now is psychological. Our banning the “R” word was always an internal directive meant to inspire us to work harder at that micro-economic model level that we can control. It was never meant to be reflected outward in the form of a macro-economic statement of our opinion on market conditions in general. We are confident that nobody cares what we may think about macro economic conditions. That said, it might be easier for those of us not on Wall Street to be more optimistic than those who are on Wall Street. After all, Bernie “Made-off with your money”, never made off with any of ours.

In the 1920’s, there was a great Finnish long-distance runner named Paavo Nurmi, a.k.a “The Flying Finn.” Nurmi won nine Olympic Gold Medals and was the premier runner of his day. He was such a dominant competitor in his day that his training methods were scrutinized and officially investigated on allegations made by jealous competitors. He was exonerated, of course, but he did have a unique training method. He explained that he trained his mind to believe that he was running each successive lap around the track at a faster rate of speed than he had run the lap before. By learning how to train his mind, he actually elevated the performance of his body…setting world record after world record (as well as winning the nine Gold medals) and being called by some “the greatest runner of all time.” Nurmi’s famous quote is:

“Mind is everything; muscles, mere pieces of rubber. All that I am, I am because of my mind.” .

We agree and that is why we don’t use the ‘R’ word around here.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

March 17, 2009	/s/ Peter J. Rose
Peter J. Rose, Chairman and Chief Executive Officer

March 17, 2009	/s/ R. Jordan Gates
R. Jordan Gates, President and Chief Operating Officer